EXHIBIT 99.1
RALPH LAUREN REPORTS BETTER THAN EXPECTED SECOND QUARTER FISCAL 2023 RESULTS
•Delivered Second Quarter Revenue Growth of 5% on a Reported Basis and 13% in Constant Currency, Ahead of Expectations
•Operating Margin of 13.1% on a Reported Basis; Adjusted Operating Margin of 13.4% Slightly Exceeded Outlook with Operating Expense Discipline More Than Offsetting Planned Increases in Freight and Timing of Marketing Investments
•Continued to Invest in Key Strategic Priorities While Returning Cash to Shareholders Through Dividends and Repurchase of Approximately $170 Million of Class A Common Stock in the Quarter
•Maintained Full Year Fiscal 2023 Outlook in Constant Currency with Net Revenue Expected to Increase High-Single-Digits and Adjusted Operating Margin at Low End of Prior Range of 14.0% to 14.5%; Revised Foreign Currency Outlook to Reflect Strengthening U.S. Dollar

NEW YORK -- (BUSINESS WIRE) -- November 10, 2022 -- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of luxury lifestyle products, today reported earnings per diluted share of $2.18 on a reported basis and $2.23 on an adjusted basis, excluding restructuring-related and other net charges for the second quarter of Fiscal 2023. This compared to earnings per diluted share of $2.57 on a reported basis and $2.62 on an adjusted basis, excluding restructuring-related and other net charges for the second quarter of Fiscal 2022.

"Our brand has always been rooted in optimism, inspiring dreams and a sense of possibility," said Ralph Lauren, Executive Chairman and Chief Creative Officer. "For more than five decades, people all over the world have connected to these ideas in powerful ways — trusting Ralph Lauren time and again to deliver quality, timelessness and authenticity."

"At our investor day in September, we outlined our next phase of growth for our company, our Next Great Chapter: Accelerate plan, focused on ongoing brand elevation, category expansion and scaling our key city ecosystems around the world," said Patrice Louvet, President and Chief Executive Officer. "Our multiple engines of growth helped drive solid second quarter results with outperformance on both the top- and bottom-line as we continue to navigate a highly dynamic global operating environment with agility and a relentless focus on building our brand momentum."
Key Achievements in Second Quarter Fiscal 2023
We delivered the following highlights across our Next Great Chapter: Accelerate priorities in the second quarter of Fiscal 2023:
•Elevate and Energize Our Lifestyle Brand
◦Delivered robust consumer momentum with continued growth in high-value new consumer acquisition, led by our full-price channels, and digital search trends significantly outpacing peers. Consumer metrics remained strong across global brand consideration, purchase intent and net promoter scores relative to pre-pandemic levels through an engaging mix of values-driven and performance marketing investments
◦Continued to drive brand engagement and high-value new consumer acquisition through key brand moments including: our sponsorships of the U.S. Open Tennis Championships and Wimbledon; outfitting the wedding of Jennifer Lopez and Ben Affleck; our first-ever

West Coast fashion show featuring our multi-brand, multi-gender ode to California Dreaming; and most recently, our innovative partnership with Epic Games, creator and publisher of the popular game Fortnite, in the metaverse
•Drive the Core and Expand for More
◦Drove strong revenue growth in both our Core business, up mid-teens to last year, and our high-potential categories — including Women's, Outerwear and Home — up high-teens to last year, both in constant currency
◦Product launches and special releases included our graphically-bold U.S. Open collection celebrating both on-court and spectator style, with record sales for the event; Polo Active Club, a collection of freshly styled active sweatshirts, polo shirts, outerwear and bottoms tailored to a new generation; and Polo Stadium collection of both digital and physical product as part of our Fortnite collaboration
◦Brand elevation continues with average unit retail ("AUR") up 18% across our direct-to-consumer network in the second quarter, on top of a 15% increase last year, driven by a compelling product offering and promotional discipline
•Win in Key Cities with Our Consumer Ecosystem
◦Delivered positive constant currency revenue growth across every region and channel in the quarter, including high-teens growth in wholesale and low-double-digit growth in retail
◦By region, performance was led by Asia, up more than 30% to the prior year in constant currency, while Europe grew mid-teens and North America grew low-single-digits on top of strong post-pandemic reopening compares last year
◦Total digital ecosystem revenues grew mid-teens in the second quarter, on top of a strong comparison of 49% last year. Digital operating margin continued to meaningfully benefit the total Company margin rate
Our business is supported by our fortress foundation, which we define through our five key enablers, including: our people and culture, best-in-class digital technology and analytics, superior operational capabilities, a powerful balance sheet, and leadership in citizenship and sustainability.
Second Quarter Fiscal 2023 Income Statement Review
Net Revenue. In the second quarter of Fiscal 2023, revenue increased by 5% to $1.6 billion on a reported basis and was up 13% in constant currency. Foreign currency negatively impacted revenue growth by approximately 800 basis points in the second quarter.
Revenue performance for the Company's reportable segments in the second quarter compared to the prior year period was as follows:
•North America Revenue. North America revenue in the second quarter increased 3% to $727 million. In retail, comparable store sales in North America were flat, with a flat compare in brick and mortar stores and a 1% decrease in digital commerce. North America wholesale revenue increased 8%.
•Europe Revenue. Europe revenue in the second quarter was flat to last year at $494 million on a reported basis and increased 15% in constant currency. In retail, comparable store sales in Europe were up 3%, with a flat compare in brick and mortar stores and a 15% increase in digital commerce. Europe wholesale revenue increased 9% on a reported basis and increased 24% in constant currency.
•Asia Revenue. Asia revenue in the second quarter increased 17% to $316 million on a reported basis and 33% in constant currency. Comparable store sales in Asia increased 25%, with a 25% increase in our brick and mortar stores and a 22% increase in digital commerce.
Gross Profit. Gross profit for the second quarter of Fiscal 2023 was $1.0 billion and gross margin was 64.8%. Adjusted gross margin was 64.6%, 270 basis points below the prior year on a reported basis and down 80 basis points in constant currency, with better pricing and promotions more than offset by increased product costs as well as higher freight costs to mitigate ongoing global supply chain delays. Compared to second quarter Fiscal 2020, adjusted gross margins expanded 310 basis points on strong pricing and product elevation.
Operating Expenses. Operating expenses in the second quarter of Fiscal 2023 were $816 million on a reported basis. On an adjusted basis, operating expenses were $809 million, up 7% to last year, primarily driven by a normalized quarterly cadence of marketing investments as well as higher compensation and selling expenses to support increased revenues and fuel long-term growth. Adjusted operating expense rate was 51.2%, compared to 50.2% in the prior year period.
Operating Income. Operating income for the second quarter of Fiscal 2023 was $207 million and operating margin was 13.1% on a reported basis. Adjusted operating income was $211 million and operating margin was 13.4%, 370 basis points below the prior year. Operating income for the Company's reportable segments in the second quarter compared to the prior year period was as follows:
•North America Operating Income. North America operating income in the second quarter was $127 million on a reported basis and $125 million on an adjusted basis. Adjusted North America operating margin was 17.2%, down 660 basis points to last year, driven by a planned normalization in timing of marketing investments and higher freight expense to offset global supply chain disruptions compared to the prior year.
•Europe Operating Income. Europe operating income in the second quarter was $135 million on both a reported basis and an adjusted basis. Adjusted Europe operating margin was 27.3%, down 530 basis points to last year, driven by increased foreign currency headwinds, freight expenses and timing of marketing investments in the quarter. Foreign currency negatively impacted adjusted operating margin rate by 430 basis points in the second quarter.
•Asia Operating Income. Asia operating income in the second quarter was $66 million on both a reported basis and an adjusted basis. Adjusted Asia operating margin was 20.8%, up 470 basis points to last year. Foreign currency negatively impacted adjusted operating margin rate by 160 basis points in the second quarter.
Net Income and EPS. Net income in the second quarter of Fiscal 2023 was $151 million, or $2.18 per diluted share on a reported basis. On an adjusted basis, net income was $154 million, or $2.23 per diluted share. This compared to net income of $193 million, or $2.57 per diluted share on a reported basis, and a net income of $197 million, or $2.62 per diluted share on an adjusted basis, for the second quarter of Fiscal 2022.

In the second quarter of Fiscal 2023, the Company had an effective tax rate of approximately 25% on both a reported basis and an adjusted basis. This compared to an effective tax rate of approximately 19% on both a reported basis and an adjusted basis in the prior year period.
Balance Sheet and Cash Flow Review
The Company ended the second quarter of Fiscal 2023 with $1.4 billion in cash and short-term investments and $1.1 billion in total debt, compared to $3.1 billion and $1.6 billion, respectively, at the end of the second quarter of Fiscal 2022.
Inventory at the end of the second quarter of Fiscal 2023 was $1.3 billion, up 36% compared to the prior year period. Inventory growth primarily reflected earlier receipts and higher goods-in-transit to mitigate global supply chain delays and meet strong consumer demand along with increased product costs and continued elevation in product mix.
The Company repurchased approximately $170 million of Class A Common Stock in the second quarter.
Full Year Fiscal 2023 and Third Quarter Outlook
The Company's outlook is based on its best assessment of the current macroeconomic environment, including ongoing global supply chain and other inflationary pressures, foreign currency volatility, the war in Ukraine, COVID-19 variants and other COVID-related disruptions. The full year Fiscal 2023 and third quarter guidance excludes restructuring-related and other net charges, as described in the "Non-U.S. GAAP Financial Measures" section of this press release.

For Fiscal 2023, the Company continues to expect constant currency revenues to increase approximately high-single digits to last year, or about 8%, on a 52-week comparable basis. Based on current exchange rates, foreign currency is now expected to negatively impact revenue growth by approximately 730 basis points in Fiscal 2023. On a 53-week comparable basis, Fiscal 2023 revenue growth is still expected to be negatively impacted by approximately 100 basis points due to the absence of the 53rd week compared to the prior year.

The Company expects operating margin for Fiscal 2023 at the low end of its previous range of 14.0% to 14.5% in constant currency. Foreign currency is expected to negatively impact operating margin by approximately 200 basis points in Fiscal 2023. This compares to operating margin of 13.1% on a 52-week comparable basis and 13.4% on a 53-week basis in the prior year, both on a reported basis. Gross margin is still expected to increase approximately 30 to 50 basis points in constant currency on a 52-week comparable basis, with stronger AUR and favorable product mix more than offsetting higher freight and product cost inflation. Foreign currency is expected to negatively impact gross margins by approximately 170 basis points in Fiscal 2023.

For the third quarter, the Company expects revenue to increase low- to mid-single digits in constant currency to last year. Foreign currency is expected to negatively impact revenue growth by approximately 780 basis points. The third quarter and second half outlook reflects increased caution around consumer sentiment in Europe and North America.

Operating margin for the third quarter is expected to be in a range of 17.3% to 17.8% in constant currency, driven primarily by gross margin expansion. Foreign currency is expected to negatively impact third quarter operating margin by approximately 180 basis points and gross margin by approximately 170 basis points.

Third quarter and full year Fiscal 2023 tax rates are both expected to be in the range of 25% to 26%, assuming a continuation of current tax laws.

The Company moderated its plan for capital expenditures for Fiscal 2023 to approximately $250 million to $275 million based on timing of projects.
Conference Call
As previously announced, the Company will host a conference call and live online webcast today, Thursday, November 10, 2022, at 9:00 A.M. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren Second Quarter 2023 conference call.
An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Thursday, November 10, 2022 through 6:00 P.M. Eastern, Thursday, November 17, 2022 by dialing 203-369-0925 or 866-430-4723 and entering passcode 3185.
ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of luxury lifestyle products in five categories: apparel, footwear & accessories, home, fragrances and hospitality. For more than 50 years, Ralph Lauren has sought to inspire the dream of a better life through authenticity and timeless style. Its reputation and distinctive image have been developed across a wide range of products, brands, distribution channels and international markets. The Company’s brand names – which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children and Chaps, among others – constitute one of the world’s most widely recognized families of consumer brands. For more information, go to https://investor.ralphlauren.com.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release, and oral statements made from time to time by representatives of the Company, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, employee reductions, margins, expenses, earnings, quarterly cash dividend and Class A common stock repurchase programs, and environmental, social, and governance goals and are indicated by words or phrases such as "anticipate," "outlook," "estimate," "expect," "project," "believe," "envision," "goal," "target," "can," "will," and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to certain risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, including those resulting from the recent reduction to our global workforce in connection with our long-term growth strategy, and our ability to effectively transfer knowledge and maintain adequate controls and procedures during periods of transition; the impact to our business resulting from the COVID-19 pandemic, including periods of reduced operating hours and capacity limits and/or temporary closure of our stores, distribution centers, and corporate facilities, as well as those of our customers, suppliers, and vendors, and potential changes to consumer behavior, spending levels, and/or shopping preferences, such as willingness to congregate in shopping centers or other populated locations; the potential impact to our business resulting from inflationary pressures, including increases in the costs of raw materials, transportation, wages, healthcare, and other benefit-related costs; the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders, including potential business disruptions related to the war between Russia and Ukraine, civil and political unrest, and diplomatic tensions between the U.S. and other countries; the potential impact to our business resulting from supply chain disruptions, including those caused by capacity constraints, closed factories and/or labor shortages (stemming from pandemic diseases, labor disputes, strikes, or otherwise), scarcity of raw materials, port congestion, and scrutiny or detention of goods produced in certain territories resulting from trade restrictions, such as those imposed by the recently enacted Uyghur Forced Labor Prevention Act ("UFLPA"), which could result in inventory delays or shortages and lost sales; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; our ability to recruit and retain employees to operate our retail stores, distribution centers, and various corporate functions; the impact to our business resulting from a recession or changes in consumers' ability, willingness, or preferences to purchase discretionary items and luxury retail products, which tends to decline during recessionary periods, and our ability to accurately forecast consumer demand, the failure of which could result in either a build-up or shortage of inventory; our ability to successfully implement our long-term growth strategy; our ability to continue to expand and grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result, as well as our ability to accelerate growth in certain product categories; our ability to open new retail stores and concession shops, as well as enhance and expand our digital footprint and capabilities, all in an effort to expand our direct-to-consumer presence; our ability to respond to constantly changing fashion and retail trends and consumer demands in a timely manner, develop products that resonate with our existing customers and attract new customers, and execute marketing and advertising programs that appeal to consumers; our ability to competitively price our products and create an acceptable value proposition for consumers; our ability to continue to maintain our brand image and reputation and protect our trademarks; our ability to achieve our goals regarding environmental, social, and governance practices, including those related to climate change and our human capital; our ability and the ability of our third-party service providers to secure our respective facilities and systems from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, ransomware, or similar Internet or email events; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platforms; the potential impact to our business if any of our distribution centers were to become inoperable or inaccessible; the potential impact on our operations and on our suppliers and customers resulting from man-made or natural disasters, including pandemic diseases such as COVID-19, severe weather, geological events, and other catastrophic events; our ability to achieve anticipated operating enhancements and cost reductions from our restructuring plans, as well as the impact to our business resulting from restructuring-related charges, which may be dilutive to our earnings in the short term; the impact to our business resulting from potential costs and obligations related to the early or temporary closure of our stores or termination of our long-term, non-cancellable leases; our ability to maintain adequate levels of liquidity to provide for our cash needs, including our debt obligations, tax obligations, capital expenditures, and potential payment of dividends and repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; our ability to access capital markets and maintain compliance with covenants associated with our existing debt instruments; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; the impact to our business resulting from the potential imposition of additional duties, tariffs, taxes, and other charges or barriers to trade, including those resulting from trade developments between the U.S. and China or other countries, and any related impact to global stock markets, as well as our ability to implement mitigating sourcing strategies; changes in our tax obligations and effective tax rate due to a variety of factors, including potential changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world, as well as from any terrorist action, retaliation, and the threat of further action or retaliation; the potential impact to the trading prices of our securities if our operating results, Class A common stock share repurchase activity, and/or cash dividend payments differ from investors' expectations; our ability to maintain our credit profile and ratings within the financial community; our intention to introduce new products or brands, or enter into or renew alliances; changes in the business of, and our relationships with, major wholesale customers and licensing partners; our ability to make strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company’s Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	October 1, 2022	April 2, 2022	September 25, 2021
	(millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,107.1	$1,863.8	$2,387.9
Short-term investments	309.6	734.6	673.1
Accounts receivable, net of allowances	489.6	405.4	419.3
Inventories	1,261.4	977.3	928.2
Income tax receivable	54.1	63.7	42.1
Prepaid expenses and other current assets	218.8	172.5	182.1
Total current assets	3,440.6	4,217.3	4,632.7
Property and equipment, net	899.1	969.5	971.0
Operating lease right-of-use assets	1,016.7	1,111.3	1,149.3
Deferred tax assets	243.0	303.8	289.9
Goodwill	865.5	908.7	933.1
Intangible assets, net	95.6	102.9	112.2
Other non-current assets	173.1	111.2	88.5
Total assets	$6,733.6	$7,724.7	$8,176.7

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$—	$499.8	$499.1
Accounts payable	498.0	448.7	451.4
Current income tax payable	89.9	53.8	71.4
Current operating lease liabilities	244.6	262.0	276.2
Accrued expenses and other current liabilities	877.1	991.4	962.5
Total current liabilities	1,709.6	2,255.7	2,260.6
Long-term debt	1,137.5	1,136.5	1,135.5
Long-term finance lease liabilities	323.8	341.6	357.7
Long-term operating lease liabilities	1,036.7	1,132.2	1,198.3
Non-current income tax payable	73.6	98.9	104.8
Non-current liability for unrecognized tax benefits	86.6	91.9	84.2
Other non-current liabilities	110.2	131.9	172.8
Total liabilities	4,478.0	5,188.7	5,313.9
Equity:
Common stock	1.3	1.3	1.3
Additional paid-in-capital	2,789.5	2,748.8	2,707.7
Retained earnings	6,448.1	6,274.9	6,129.8
Treasury stock, Class A, at cost	(6,726.0)	(6,308.7)	(5,856.0)
Accumulated other comprehensive loss	(257.3)	(180.3)	(120.0)
Total equity	2,255.6	2,536.0	2,862.8
Total liabilities and equity	$6,733.6	$7,724.7	$8,176.7

Net Cash & Short-term Investments	$279.2	$962.1	$1,426.4
Cash & Short-term Investments	1,416.7	2,598.4	3,061.0

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Three Months Ended		Six Months Ended
	October 1, 2022	September 25, 2021	October 1, 2022	September 25, 2021
	(millions, except per share data)
Net revenues	$1,579.9	$1,504.1	$3,070.5	$2,880.4
Cost of goods sold	(556.8)	(488.9)	(1,046.0)	(897.1)
Gross profit	1,023.1	1,015.2	2,024.5	1,983.3
Selling, general, and administrative expenses	(809.3)	(754.9)	(1,629.9)	(1,483.1)
Impairment of assets	(0.2)	(0.7)	(0.2)	(19.3)
Restructuring and other charges, net	(6.9)	(7.7)	(12.5)	(8.4)
Total other operating expenses, net	(816.4)	(763.3)	(1,642.6)	(1,510.8)
Operating income	206.7	251.9	381.9	472.5
Interest expense	(9.5)	(13.6)	(21.3)	(26.9)
Interest income	6.6	1.2	10.2	3.0
Other expense, net	(3.7)	(1.4)	(8.5)	(0.5)
Income before income taxes	200.1	238.1	362.3	448.1
Income tax provision	(49.6)	(44.8)	(88.4)	(90.1)
Net income	$150.5	$193.3	$273.9	$358.0
Net income per common share:
Basic	$2.21	$2.61	$3.97	$4.84
Diluted	$2.18	$2.57	$3.90	$4.75
Weighted-average common shares outstanding:
Basic	68.0	74.0	69.0	73.9
Diluted	69.0	75.3	70.3	75.3
Dividends declared per share	$0.75	$0.6875	$1.50	$1.375

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Six Months Ended
	October 1, 2022	September 25, 2021
	(millions)
Cash flows from operating activities:
Net income	$273.9	$358.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	108.1	113.1
Deferred income tax expense (benefits)	36.1	(0.1)
Non-cash stock-based compensation expense	40.7	40.6
Non-cash impairment of assets	0.2	19.3
Bad debt expense (reversals)	0.6	(0.9)
Other non-cash charges	13.1	1.8
Changes in operating assets and liabilities:
Accounts receivable	(113.8)	26.6
Inventories	(345.8)	(199.0)
Prepaid expenses and other current assets	(59.6)	(17.7)
Accounts payable and accrued liabilities	31.8	145.7
Income tax receivables and payables	28.9	6.2
Operating lease right-of-use assets and liabilities, net	(12.3)	(20.2)
Other balance sheet changes	—	(9.2)
Net cash provided by operating activities	1.9	464.2
Cash flows from investing activities:
Capital expenditures	(83.9)	(63.4)
Purchases of investments	(431.2)	(756.4)
Proceeds from sales and maturities of investments	849.2	279.5
Other investing activities	(6.0)	(2.1)
Net cash provided by (used in) investing activities	328.1	(542.4)
Cash flows from financing activities:
Repayments of long-term debt	(500.0)	—
Payments of finance lease obligations	(10.8)	(11.7)
Payments of dividends	(99.1)	(50.5)
Repurchases of common stock, including shares surrendered for tax withholdings	(417.3)	(39.9)
Net cash used in financing activities	(1,027.2)	(102.1)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(60.6)	(11.0)
Net decrease in cash, cash equivalents, and restricted cash	(757.8)	(191.3)
Cash, cash equivalents, and restricted cash at beginning of period	1,872.0	2,588.0
Cash, cash equivalents, and restricted cash at end of period	$1,114.2	$2,396.7

RALPH LAUREN CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended		Six Months Ended
	October 1, 2022	September 25, 2021	October 1, 2022	September 25, 2021
	(millions)
Net revenues:
North America	$726.6	$703.1	$1,427.3	$1,365.2
Europe	493.5	495.5	909.1	850.4
Asia	316.4	269.9	650.5	558.1
Other non-reportable segments	43.4	35.6	83.6	106.7
Total net revenues	$1,579.9	$1,504.1	$3,070.5	$2,880.4

Operating income:
North America	$127.1	$170.6	$259.9	$356.9
Europe	134.6	161.8	207.8	256.3
Asia	65.7	43.4	144.4	103.8
Other non-reportable segments	40.0	32.3	77.2	67.7
	367.4	408.1	689.3	784.7
Unallocated corporate expenses	(153.8)	(148.5)	(294.9)	(303.8)
Unallocated restructuring and other charges, net	(6.9)	(7.7)	(12.5)	(8.4)
Total operating income	$206.7	$251.9	$381.9	$472.5

RALPH LAUREN CORPORATION
CONSTANT CURRENCY FINANCIAL MEASURES
(Unaudited)

Comparable Store Sales Data

	October 1, 2022
	Three Months Ended	Six Months Ended
	% Change	% Change
	Constant Currency	Constant Currency
North America:
Digital commerce	(1%)	1%
Brick and mortar	—%	3%
Total North America	—%	3%

Europe:
Digital commerce	15%	10%
Brick and mortar	—%	18%
Total Europe	3%	17%

Asia:
Digital commerce	22%	30%
Brick and mortar	25%	21%
Total Asia	25%	22%

Total Ralph Lauren Corporation	7%	11%

Operating Segment Net Revenues Data

	Three Months Ended		% Change
	October 1, 2022	September 25, 2021	As Reported	Constant Currency
	(millions)
North America	$726.6	$703.1	3.3%	3.5%
Europe	493.5	495.5	(0.4%)	15.0%
Asia	316.4	269.9	17.2%	32.9%
Other non-reportable segments	43.4	35.6	21.8%	22.0%
Net revenues	$1,579.9	$1,504.1	5.0%	13.0%

	Six Months Ended		% Change
	October 1, 2022	September 25, 2021	As Reported	Constant Currency
	(millions)
North America	$1,427.3	$1,365.2	4.5%	4.6%
Europe	909.1	850.4	6.9%	20.6%
Asia	650.5	558.1	16.6%	29.3%
Other non-reportable segments	83.6	106.7	(21.6%)	(21.5%)
Net revenues	$3,070.5	$2,880.4	6.6%	13.2%

RALPH LAUREN CORPORATION
NET REVENUES BY SALES CHANNEL
(Unaudited)

	Three Months Ended
	October 1, 2022					September 25, 2021
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$424.0	$204.8	$288.2	$—	$917.0	$421.9	$229.5	$248.4	$0.4	$900.2
Wholesale	302.6	288.7	28.2	—	619.5	281.2	266.0	21.5	0.3	569.0
Licensing	—	—	—	43.4	43.4	—	—	—	34.9	34.9
Net revenues	$726.6	$493.5	$316.4	$43.4	$1,579.9	$703.1	$495.5	$269.9	$35.6	$1,504.1

	Six Months Ended
	October 1, 2022					September 25, 2021
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$861.8	$420.7	$602.1	$—	$1,884.6	$834.1	$400.3	$521.2	$27.2	$1,782.8
Wholesale	565.5	488.4	48.4	—	1,102.3	531.1	450.1	36.9	5.3	1,023.4
Licensing	—	—	—	83.6	83.6	—	—	—	74.2	74.2
Net revenues	$1,427.3	$909.1	$650.5	$83.6	$3,070.5	$1,365.2	$850.4	$558.1	$106.7	$2,880.4

RALPH LAUREN CORPORATION
GLOBAL RETAIL STORE NETWORK
(Unaudited)

	October 1, 2022	September 25, 2021
North America
Ralph Lauren Stores	46	40
Polo Factory Stores	193	195
Total Directly Operated Stores	239	235
Concessions	1	1

Europe
Ralph Lauren Stores	39	34
Polo Factory Stores	59	60
Total Directly Operated Stores	98	94
Concessions	29	29

Asia
Ralph Lauren Stores	107	90
Polo Factory Stores	90	74
Total Directly Operated Stores	197	164
Concessions	682	628

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	192	164
Polo Factory Stores	342	329
Total Directly Operated Stores	534	493
Concessions	712	658

Global Licensed Stores
Total Licensed Stores	118	141

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
	October 1, 2022
	As Reported	Total Adjustments(a)(b)	As Adjusted
	(millions, except per share data)
Net revenues	$1,579.9	$—	$1,579.9
Gross profit	1,023.1	(2.4)	1,020.7
Gross profit margin	64.8%		64.6%
Total other operating expenses, net	(816.4)	7.1	(809.3)
Operating expense margin	51.7%		51.2%
Operating income	206.7	4.7	211.4
Operating margin	13.1%		13.4%
Income before income taxes	200.1	4.7	204.8
Income tax provision	(49.6)	(1.2)	(50.8)
Effective tax rate	24.8%		24.8%
Net income	$150.5	$3.5	$154.0
Net income per diluted common share	$2.18		$2.23
Weighted average common shares outstanding - Diluted	69.0		69.0
SEGMENT INFORMATION - OPERATING INCOME:
North America	$127.1	$(2.4)	$124.7
Operating margin	17.5%		17.2%
Europe	134.6	—	134.6
Operating margin	27.3%		27.3%
Asia	65.7	—	65.7
Operating margin	20.8%		20.8%
Other non-reportable segments	40.0	—	40.0
Operating margin	92.3%		92.3%
Unallocated corporate expenses and restructuring & other charges, net	(160.7)	7.1	(153.6)
Total operating income	$206.7	$4.7	$211.4

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Six Months Ended
	October 1, 2022
	As Reported	Total Adjustments(a)(c)	As Adjusted
	(millions, except per share data)
Net revenues	$3,070.5	$—	$3,070.5
Gross profit	2,024.5	9.2	2,033.7
Gross profit margin	65.9%		66.2%
Total other operating expenses, net	(1,642.6)	10.3	(1,632.3)
Operating expense margin	53.5%		53.2%
Operating income	381.9	19.5	401.4
Operating margin	12.4%		13.1%
Income before income taxes	362.3	19.5	381.8
Income tax provision	(88.4)	(4.8)	(93.2)
Effective tax rate	24.4%		24.4%
Net income	$273.9	$14.7	$288.6
Net income per diluted common share	$3.90		$4.11
Weighted average common shares outstanding - Diluted	70.3		70.3
SEGMENT INFORMATION - OPERATING INCOME:
North America	$259.9	$6.5	$266.4
Operating margin	18.2%		18.7%
Europe	207.8	0.3	208.1
Operating margin	22.9%		22.9%
Asia	144.4	—	144.4
Operating margin	22.2%		22.2%
Other non-reportable segments	77.2	—	77.2
Operating margin	92.3%		92.3%
Unallocated corporate expenses and restructuring & other charges, net	(307.4)	12.7	(294.7)
Total operating income	$381.9	$19.5	$401.4

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended
	September 25, 2021
	As Reported	Total Adjustments(a)(d)	As Adjusted
	(millions, except per share data)
Net revenues	$1,504.1	$—	$1,504.1
Gross profit	1,015.2	(3.5)	1,011.7
Gross profit margin	67.5%		67.3%
Total other operating expenses, net	(763.3)	8.2	(755.1)
Operating expense margin	50.8%		50.2%
Operating income	251.9	4.7	256.6
Operating margin	16.7%		17.1%
Income before income taxes	238.1	4.7	242.8
Income tax provision	(44.8)	(1.0)	(45.8)
Effective tax rate	18.8%		18.9%
Net income	$193.3	$3.7	$197.0
Net income per diluted common share	$2.57		$2.62
Weighted average common shares outstanding - Diluted	75.3		75.3
SEGMENT INFORMATION - OPERATING INCOME:
North America	$170.6	$(3.1)	$167.5
Operating margin	24.3%		23.8%
Europe	161.8	(0.2)	161.6
Operating margin	32.6%		32.6%
Asia	43.4	—	43.4
Operating margin	16.1%		16.1%
Other non-reportable segments	32.3	0.3	32.6
Operating margin	90.7%		91.6%
Unallocated corporate expenses and restructuring & other charges, net	(156.2)	7.7	(148.5)
Total operating income	$251.9	$4.7	$256.6

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Six Months Ended
	September 25, 2021
	As Reported	Total Adjustments(a)(e)	As Adjusted
	(millions, except per share data)
Net revenues	$2,880.4	$—	$2,880.4
Gross profit	1,983.3	(11.5)	1,971.8
Gross profit margin	68.9%		68.5%
Total other operating expenses, net	(1,510.8)	26.6	(1,484.2)
Operating expense margin	52.5%		51.5%
Operating income	472.5	15.1	487.6
Operating margin	16.4%		16.9%
Income before income taxes	448.1	15.1	463.2
Income tax provision	(90.1)	(3.7)	(93.8)
Effective tax rate	20.1%		20.3%
Net income	$358.0	$11.4	$369.4
Net income per diluted common share	$4.75		$4.90
Weighted average common shares outstanding - Diluted	75.3		75.3
SEGMENT INFORMATION - OPERATING INCOME:
North America	$356.9	$(11.1)	$345.8
Operating margin	26.1%		25.3%
Europe	256.3	(1.1)	255.2
Operating margin	30.1%		30.0%
Asia	103.8	1.1	104.9
Operating margin	18.6%		18.8%
Other non-reportable segments	67.7	0.3	68.0
Operating margin	63.4%		63.7%
Unallocated corporate expenses and restructuring & other charges, net	(312.2)	25.9	(286.3)
Total operating income	$472.5	$15.1	$487.6

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended
	September 28, 2019
	As Reported	Total Adjustments(a)(f)	As Adjusted
	(millions, except per share data)
Net revenues	$1,706.2	$—	$1,706.2
Gross profit	1,049.0	0.4	1,049.4
Gross profit margin	61.5%		61.5%
Total other operating expenses, net	(815.9)	20.6	(795.3)
Operating expense margin	47.8%		46.6%
Operating income	233.1	21.0	254.1
Operating margin	13.7%		14.9%
Income before income taxes	236.6	21.0	257.6
Income tax provision	(54.5)	(4.7)	(59.2)
Effective tax rate	23.1%		23.0%
Net income	$182.1	$16.3	$198.4
Net income per diluted common share	$2.34		$2.55
Weighted average common shares outstanding - Diluted	77.9		77.9
SEGMENT INFORMATION - OPERATING INCOME:
North America	$192.4	$—	$192.4
Operating margin	21.8%		21.8%
Europe	140.6	—	140.6
Operating margin	29.3%		29.3%
Asia	40.9	0.4	41.3
Operating margin	16.0%		16.2%
Other non-reportable segments	22.8	3.8	26.6
Operating margin	25.5%		29.7%
Unallocated corporate expenses and restructuring & other charges, net	(163.6)	16.8	(146.8)
Total operating income	$233.1	$21.0	$254.1

RALPH LAUREN CORPORATION
FOOTNOTES TO RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES

(a)Adjustments for non-routine inventory-related charges (benefits) are recorded within cost of goods sold in the consolidated statements of operations. Adjustments for non-routine bad debt expense (benefit) is recorded within selling, general, and administrative ("SG&A") expenses in the consolidated statements of operations. Adjustments for impairment-related charges are recorded within impairment of assets in the consolidated statements of operations. Adjustments for all other charges are recorded within restructuring and other charges, net in the consolidated statements of operations.

(b)Adjustments for the three months ended October 1, 2022 include (i) charges of $4.9 million recorded in connection with the Company's restructuring activities, consisting of restructuring charges and impairment of assets; (ii) other charges of $5.7 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; (iii) income of $3.5 million related to consideration received from Regent, L.P. ("Regent") as a result of the Club Monaco business exceeding certain previously defined revenue thresholds over a specified time period; and (iv) benefit of $2.4 million related to COVID-19-related inventory adjustments.

(c)Adjustments for the six months ended October 1, 2022 include (i) other charges of $10.6 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; (ii) non-routine inventory charges of $9.2 million largely recorded in connection with the Russia-Ukraine war; (iii) charges of $5.6 million recorded in connection with the Company's restructuring activities, consisting of restructuring charges and impairment of assets; (iv) income of $3.5 million related to consideration received from Regent as a result of the Club Monaco business exceeding certain previously defined revenue thresholds over a specified time period; and (v) benefit of $2.4 million related to Russia-related bad debt reserve adjustments.

(d)Adjustments for the three months ended September 25, 2021 include (i) other charges of $5.1 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; (ii) benefit of $3.5 million related to COVID-19-related inventory adjustments; (iii) charges of $3.3 million recorded in connection with the Company's restructuring activities, consisting of restructuring charges and impairment of assets; and (iv) benefit of $0.2 million related to COVID-19-related bad debt reserve adjustments.

(e)Adjustments for the six months ended September 25, 2021 include (i) charges of $21.8 million recorded in connection with the Company's restructuring activities, consisting of restructuring charges, impairment of assets, and accelerated stock-based compensation expense; (ii) benefit of $11.5 million related to COVID-19-related inventory adjustments; (iii) other charges of $5.9 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; and (iv) benefit of $1.1 million related to COVID-19-related bad debt reserve adjustments.

(f)Adjustments for the three months ended September 28, 2019 include (i) charges of $15.8 million recorded in connection with the Company's restructuring activities, consisting of restructuring charges, accelerated stock-based compensation expense, impairment of assets, and inventory-related charges; (ii) additional impairment of assets of $3.8 million related to underperforming stores as a result of on-going store portfolio evaluation; and (iii) other charges of $1.4 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired.
NON-U.S. GAAP FINANCIAL MEASURES
Because Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. Such fluctuations can have a significant effect on the Company's reported results. As such, in addition to financial measures prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"), the Company's discussions often contain references to constant currency measures, which are calculated by translating current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework for assessing how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors for facilitating comparisons of operating results and better identifying trends in the Company's businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with U.S. GAAP.
This earnings release also includes certain other non-U.S. GAAP financial measures relating to the impact of charges and other items as described herein. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and to better represent the manner in which it conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP, and may be different from non-U.S. GAAP measures reported by other companies.
Adjustments made during the fiscal periods presented include charges recorded in connection with the Company's restructuring activities, as well as certain other charges (benefits) associated with other non-recurring events, as described in the footnotes to the non-U.S. GAAP financial measures above. The income tax benefit (provision) has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these adjustments.
Additionally, the Company's full year Fiscal 2023 and third quarter guidance excludes certain anticipated restructuring-related and other charges. The Company is not able to provide a full reconciliation of these non-U.S. GAAP financial measures to U.S. GAAP because certain material items that impact these measures, such as the timing and exact amount of charges related to its restructuring plans, have not yet occurred or are out of the Company's control. Accordingly, a reconciliation of the Company's non-U.S. GAAP based financial measure guidance to the most directly comparable U.S. GAAP measures is not available without unreasonable effort. However, the Company has identified the estimated impact of certain items excluded from its financial outlook. Specifically, the Company's financial outlook excludes estimated pretax charges of up to approximately $30 million related to its Fiscal 2021 Strategic Realignment Plan that have not yet been incurred.
SOURCE: Ralph Lauren Corporation
Investor Relations:
Corinna Van der Ghinst
ir@ralphlauren.com
Or
Corporate Communications
rl-press@ralphlauren.com